UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 20, 2012

Financial Institutions, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	0-26481	16-0816610
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

220 Liberty Street, Warsaw, New York		14569
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-786-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 19, 2012, Five Star Bank ("Five Star"), the wholly-owned bank subsidiary of Financial Institutions, Inc. (the "Company"), entered into an Assignment, Purchase and Assumption Agreement ("APAA") and a Purchase and Assumption Agreement ("PAA") (collectively, the "Agreements") with First Niagara Bank, National Association ("First Niagara"), the wholly-owned bank subsidiary of First Niagara Financial Group, Inc.

Upon the terms and conditions set forth in the APAA, Five Star has agreed to acquire from First Niagara, four retail bank branches currently owned by HSBC Bank USA, National Association and affiliates (collectively, "HSBC") in Elmira, Elmira Heights, Horseheads and Albion, New York (the "HSBC Branches"). Under the terms of the APAA, Five Star agreed to assume approximately $217 million in deposits and acquire approximately $20 million in loans associated with the HSBC Branches. The HSBC Branches represent a portion of the 195 retail banking branches that First Niagara agreed to acquire from HSBC on July 30, 2011 pursuant to the terms of a Purchase and Assumption Agreement (the "Primary Purchase Agreement") between First Niagara and HSBC. First Niagara is assigning its rights to the HSBC branches to Five Star pursuant to the Primary Purchase Agreement.

Under the terms of the PAA, Five Star has agreed to acquire from First Niagara four retail bank branches in Medina, Brockport, Batavia and Waterloo, New York (the "First Niagara Branches"). Under the terms of the PAA, Five Star agreed to assume approximately $159 million in deposits and acquire approximately $74 million in loans associated with the First Niagara Branches.

Five Star has agreed to pay First Niagara a premium of 4.0% of deposits assumed under the Agreements based on the average balance of deposits during a pre-determined period prior to the transaction closing date. Five Star will acquire the portfolio of performing loans (primarily small business, residential mortgage and consumer loans) associated with the HSBC Branches and First Niagara Branches (collectively, the "Purchased Branches"). Five Star will also assume certain wealth management relationships associated with the Purchased Branches, which relationships primarily consist of investment advisory and broker-dealer services. Five Star will also acquire the cash on hand of the Purchased Branches, as well as the real and personal property of the Purchased Branches. Five Star will also assume the rights of the Purchased Branches under any acquired leases, safe deposit agreements, operating contracts or records, except for certain excluded contracts and arrangements related to businesses retained by First Niagara and HSBC.

The Agreements require Five Star to offer employment to all employees of the Purchased Branches (excluding certain employees to be retained by HSBC or First Niagara). Five Star has also agreed to extend severance benefits to all employees of the Purchased Branches for a one year period commencing on the closing date.

The Agreements include customary representations, warranties, and covenants, indemnification, non-compete, non-solicitation and termination provisions. The Agreements also includes customary closing conditions and are subject to regulatory approval and the prior closing of the Primary Purchase Agreement. The transaction is expected to close by the end of the third quarter of 2012.

Copies of the Agreements will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Item 8.01 Other Events.

On January 19, 2012, Five Star issued a press release announcing that it had entered into the Agreements described under Item 1.01 of this Current Report on Form 8-K.

A copy of the press release making such announcement is attached hereto as Exhibit 99.1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Financial Institutions, Inc.

January 20, 2012	By:	/s/ Karl F. Krebs

Name: Karl F. Krebs
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release announcing Five Star Bank’s acquisition of 8 retail banking branches located throughout Upstate New York.